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                    [LETTERHEAD OF WILLIAM BLAIR & COMPANY]

August 10, 2000

PERSONAL & CONFIDENTIAL

GN Netcom
77 N. E. Blvd.
Nashua, NH 03067

Attention: Mr. Michael Fairweather

Dear Mr. Fairweather:

As you are aware, Hello Direct, Inc. (the "Company") and GN Netcom ("Buyer") are parties to a letter agreement dated October 27, 1999 (the "Non-Disclosure Agreement"), pursuant to which "Buyer" agreed to treat any information concerning the Company in accordance with the provisions of such Non-Disclosure Agreement, and to take or abstain from taking certain other actions set forth therein. As we have discussed, the Company desires to restart negotiations with you regarding a possible transaction and would like to provide you with additional or new information or evaluation materials (as defined in the Non-Disclosure Agreement) and as such would like to extend the term of the Non-Disclosure Agreement. Accordingly, the Company and Buyer hereby agree to the following:

     1. The phrases "2 years" and "18 months" on page 3 will be construed to mean that stated period plus an additional ten months extension.

As so extended and amended, the Non-Disclosure Agreement shall be and continue in full force and effect according to its terms. Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to William Blair & Company. We will forward a duplicate copy to you for your files.

This letter may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This letter shall be governed by and construed in accordance with the internal laws of the state of Delaware without reference to principles of conflicts of law.

                                       Very truly yours,

                                       WILLIAM BLAIR & COMPANY

                                       By: /s/ [Signature]
                                          --------------------------------
                                       As Its Agent:
                                                    ----------------------

Accepted and agreed to as of
the date first written above

GN NETCOM

By: /s/ P. Michael Fairweather
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Its: PRESIDENT, CEO GN NETCOM INC.
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